Exhibit 5.1

Squire Patton Boggs (US) LLP 1230 Peachtree Street NE Suite 2200 Atlanta, GA 30309 O +1 678 272 3200 squirepattonboggs.com

February 4, 2025

United Community Banks, Inc.

200 East Camperdown Way

Greenville, South Carolina 29601

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,380,962 shares of common stock, $1.00 par value per share (“Registered Shares”) to be issued by the Company in connection with the merger of ANB Holdings, Inc., a Florida corporation (“ANB”), with and into the Company, as described in the Registration Statement pursuant to the Agreement and Plan of Merger, dated as of December 2, 2024 (the “Merger Agreement”), by and between the Company and ANB.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the Merger Agreement, the Registration Statement, the Restated Articles of Incorporation of the Company, as in effect as of the date hereof, and the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, which we collectively refer to herein as the “Transaction Documents.” In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Company); (vi) each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues with the assistance of independent counsel.

United Community Banks, Inc.	Squire Patton Boggs (US) LLP
February 4, 2025

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Registered Shares to be issued by the Company pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and the Registered Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Registered Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited in all respects to the laws of the State of Georgia, as such laws presently exist and to the facts as they presently exist. No opinion is expressed herein as to any matters governed by the law of any other jurisdiction.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

United Community Banks, Inc.	Squire Patton Boggs (US) LLP
February 4, 2025

This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP
Squire Patton Boggs (US) LLP